79 Wellington St. W., 30th Floor Box 270, TD South Tower Toronto, Ontario M5K 1N2 Canada P. 416.865.0040 | F. 416.865.7380 www.torys.com February 21, 2020 BlackBerry Limited 2200 University Avenue East Waterloo, Ontario N2K 0A7 Dear Sirs/Mesdames: We have acted as Canadian counsel for BlackBerry Limited, an Ontario corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), to register 4,182,189 common shares of the Company (the “Common Shares”) in the aggregate, which have been issued or reserved for issuance pursuant to an exchange agreement dated as of November 16, 2018 (the “Exchange Agreement”) between the Company, Ryan Permeh and Stuart McClure. The Common Shares are issued or issuable in connection with the Company’s acquisition of all of the outstanding common shares of Cylance Inc. (“Cylance”) pursuant to the terms and conditions of the Agreement and Plan of Merger dated as of November 16, 2018 by and among BlackBerry, BlackBerry Corporation, Modena Merger Corp. and Cylance (the “Merger Agreement”). We have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents, agreements and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed, including: (a) a certified copy of the articles of amalgamation and by-laws of the Company; (b) a certified copy of the resolution of the Company's board of directors authorizing, amongst other things, the Merger Agreement and the issuance of the Common Shares pursuant to the Exchange Agreement; (c) a certificate of status pursuant to the Business Corporations Act (Ontario) dated February 20, 2020 issued in respect of the Company (the “Certificate of Status”); and (d) the Exchange Agreement. For purposes of giving the opinion referred to in paragraph 1, we have relied solely and without independent investigation on the Certificate of Status and we have assumed that if requested, such certificate would be issued on the date hereof. 29316359.3